EXHIBIT 99.1
KBR Announces First Quarter 2018 Financial Results

•	Strong earnings of $138 million, up 273% versus prior year

•	GAAP EPS of $0.97; Adjusted EPS of $0.34, up 273% and 21% respectively

•	Adjusted EPS Guidance re-affirmed at $1.35-$1.45

•	Recently Completed (April 2018) the Acquisitions of SGT and Carillion’s interest in Aspire Defence

HOUSTON, Texas - April 26, 2018 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced first quarter 2018 financial results.

“It's an exciting time to be part of the KBR team. End markets are buoyant, backlog and bookings are strong and execution is delivering excellent safety performance and robust margins,” said Stuart Bradie, KBR President and CEO.
“We remain committed to building a portfolio of recurring and predictable professional services and technologies businesses and this strategy is delivering stable revenues year on year (excluding non-strategic) and strong EPS growth. We posted excellent organic growth in our government business, increased sustainable margins in technology and are seeing the recovery in our hydrocarbons business with key wins coupled with earnings growth from last quarter. We were also pleased by our execution across KBR including Ichthys which is performing within the estimates provided in February" Bradie continued.
“In addition, in April we completed the planned acquisitions of Stinger Ghaffarian Technologies (SGT) and also Carillion’s interest in Aspire Defence. These acquisitions advance our portfolio goals and give us additional long-term, stable backlog as a platform for earnings growth.”
First Quarter Financial Results

	Three Months Ended March 31,			% Change
Dollars in millions	2018		2017
Revenue	$1,038		$1,106	(6)%
Gross Profit	$81		$82	(1)%
Equity in earnings of unconsolidated affiliates	$23		$9	156%
Gain on consolidation of Aspire entities	$115		$—	N/A
Net income attributable to KBR	$138	—	$37	273%
Adjusted EBITDA (1)	$84		$77	9%
Diluted EPS	$0.97		$0.26	273%
Adjusted EPS (1)	$0.34		$0.28	21%
Operating cash flows	$(130)		$(115)	(13)%

(1) See additional information at the end of this release regarding non-GAAP financial measures
Effective fiscal 2018, we are making the following changes in our reporting:

•
We are changing the name of the Engineering & Construction (E&C) segment to the “Hydrocarbons Services” segment (HS). This change reflects strategic shifts we have made in this business over recent years to evolve to more recurring and reimbursable engineering, consulting and industrial maintenance services, coupled our de-emphasis in engaging in fixed price EPC projects except for those that fit within our commercial discipline.

•
We have moved the Consulting division formerly reported in the Technology and Consulting segment to the Hydrocarbons Services segment. This aligns with our focus on high technology professional services engagements across the full life cycle of projects in Hydrocarbon end markets.

Revenue: The decrease in consolidated revenues was primarily driven by completion or substantial completion of several projects within our HS business segment. The decrease was partially offset by the consolidation of newly acquired entities in the Aspire Defence program and strong organic growth of 11% in our GS business segment.
Gross Profit: The consolidation of the Aspire Defence entities coupled with strong organic growth in our GS business segment and increased gross profits in the Technology segment offset decreases in gross profits from the HS segment caused by completion or substantial completion of several projects.
Equity in earnings: The increase in equity in earnings was driven by progress on the Ichthys project within our HS business segment. In the prior year first quarter, Ichthys was impacted by increases in estimated costs to complete the project, which adversely impacted equity in earnings in Q1 2017.
Gain on consolidation of Aspire entities: The gain was recognized upon consolidation of the Aspire entities as a result of adjusting our investment to fair value as required by U.S. generally accepted accounting principles.
Operating cash flow: The cash used in operations totaled $130 million in the three months ended March 31, 2018 compared to cash used of $115 million in the three months ended March 31, 2017. Operating cash flows were unfavorably impacted by timing delays in billing and collections in the GS segment which are expected to be resolved in Q2 2018.
New Business:
Government Services

•	We were awarded a $42 million contract by the U.K. Ministry of Defence to bring into service a water purification, storage and distribution system to deliver potable water to deployed U.K. forces.

•	We were awarded a $32 million task order to assist the U.S. Air Force in enhancing the operational capability and efficiency of air and space systems.

•	We were awarded a $34 million task order to provide analytical and engineering weapons systems support to assist the U.S. Air Force with air traffic safety and cyber threats.

•	We were awarded a $69 million indefinite-delivery/indefinite-quantity contract to provide engineering and technical services to the Naval Air Warfare Center Aircraft Division.
Technology

•	We were awarded an ammonia plant contract by Toyo Engineering Corporation to provide licensing and basic engineering design services for the HURL project in Gorakhpur, India.

•	We were awarded a license and engineering contract by ENAP Refinerias SA to utilize our ROSE solvent deasphalting technology at their refinery in Chile.

•	We have entered into an agreement with PT Panca Amara Utama to provide our Ammonia InSite technology for their ammonia plant complex in Indonesia.
Hydrocarbons Services

•	We were awarded (April) a significant reimbursable pre FEED and FEED for a major petrochemicals complex in the ME.

•	We were awarded a FEED leading to reimbursable EPC for a refinery expansion for a tier 1 customer in Texas.
KBR backlog increased from $10.6 billion as of December 31, 2017 to $13.2 billion as of March 31, 2018, primarily due to the inclusion of 100% of backlog associated with the consolidated Aspire entities and new awards, partially offset by workoff and other adjustments. Excluding Aspire, GS backlog improved by $150 million. Technology segment backlog improved by $36 million.
Guidance
We are re-affirming the company’s full year 2018 fully diluted adjusted earnings per share guidance range of $1.35 to $1.45 per share. Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts, acquisition & integration-related expenses associated with the Aspire and SGT acquisitions, new amortization associated with the Aspire acquisitions and the gain on the Aspire consolidation. The estimated legacy legal costs do not assume any cost reimbursement from the U.S. Government that could occur in the future. A reconciliation of GAAP EPS to adjusted EPS guidance is located at the end of this release.
Our estimated effective tax rate for 2018 is unchanged and estimated to range from 22% to 24%. The operating cash flows are also unchanged and estimated to range from $125 million to $175 million for 2018.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

•
Technology, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining and gasification

•
Hydrocarbons Services, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Revenues:
Government Services	$677	$515
Technology	62	66
Hydrocarbons Services	299	499
Subtotal	1,038	1,080
Non-strategic Business	—	26
Total revenues	1,038	1,106
Gross profit (loss):
Government Services	52	37
Technology	16	14
Hydrocarbons Services	15	33
Subtotal	83	84
Non-strategic Business	(2)	(2)
Total gross profit	81	82
Equity in earnings of unconsolidated affiliates:
Government Services	8	9
Hydrocarbons Services	15	—
Subtotal	23	9
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	23	9
General and administrative expenses	(35)	(32)
Acquisition and integration related costs	(3)	—
Gain on disposition of assets	—	4
Gain on consolidation of Aspire entities	115	—
Operating income	181	63
Interest expense	(6)	(5)
Other non-operating expense	(2)	(7)
Income before income taxes and noncontrolling interests	173	51
Provision for income taxes	(34)	(13)
Net income	139	38
Net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to KBR	$138	$37

Net income attributable to KBR per share:
Basic	$0.98	$0.26
Diluted	$0.97	$0.26

Basic weighted average common shares outstanding	140	143
Diluted weighted average common shares outstanding	140	143

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$486	$439
Accounts receivable, net of allowance for doubtful accounts of $12 and $12	861	510
Contract assets	235	383
Other current assets	102	93
Total current assets	1,684	1,425
Claims and accounts receivable	106	101
Property, plant, and equipment, net of accumulated depreciation of $336 and $329 (including net PPE of $43 and $34 owned by a variable interest entity)	142	130
Goodwill	1,011	968
Intangible assets, net of accumulated amortization of $128 and $122	478	239
Equity in and advances to unconsolidated affiliates	566	387
Deferred income taxes	289	300
Other assets	130	124
Total assets	$4,406	$3,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$685	$350
Contract liabilities	334	368
Accrued salaries, wages and benefits	186	186
Nonrecourse project debt	11	10
Other current liabilities	147	157
Total current liabilities	1,363	1,071
Pension obligations	392	391
Employee compensation and benefits	102	118
Income tax payable	86	85
Deferred income taxes	81	18
Nonrecourse project debt	29	28
Revolving credit agreement	540	470
Deferred income from unconsolidated affiliates	—	101
Other liabilities	182	171
Total liabilities	2,775	2,453
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,094	2,091
Accumulated other comprehensive loss	(912)	(921)
Retained earnings	1,148	877
Treasury stock	(818)	(818)
Total KBR shareholders' equity	1,512	1,229
Noncontrolling interests	119	(8)
Total shareholders' equity	1,631	1,221
Total liabilities and shareholders' equity	$4,406	$3,674

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$139	$38
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13	13
Equity in earnings of unconsolidated affiliates	(23)	(9)
Deferred income tax expense	25	5
Gain on consolidation of Aspire entities	(115)	—
Other	11	6
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(171)	38
Contract assets	(44)	4
Accounts payable	110	(75)
Contract liabilities	(43)	(124)
Accrued salaries, wages and benefits	2	16
Reserve for loss on uncompleted contracts	(3)	(22)
Payments from unconsolidated affiliates, net	1	1
Distributions of earnings from unconsolidated affiliates	1	14
Income taxes payable	12	6
Pension funding	(10)	(9)
Retainage payable	—	—
Subcontractor advances	(1)	—
Net settlement of derivative contracts	3	(2)
Other assets and liabilities	(37)	(15)
Total cash flows used in operating activities	(130)	(115)
Cash flows from investing activities:
Purchases of property, plant and equipment	(9)	(3)
Payments for investments in equity method joint ventures	(72)	—
Acquisition of businesses, net of cash acquired	—	2
Increase in cash due to consolidation of Aspire entities	205	—
Other	1	—
Total cash flows provided by (used in) investing activities	125	(1)
Cash flows from financing activities:
Payments to reacquire common stock	(2)	(2)
Acquisition of noncontrolling interest	(6)	—
Distributions to noncontrolling interests	—	(1)
Payments of dividends to shareholders	(11)	(12)
Net proceeds from issuance of common stock	—	—
Borrowings on revolving credit agreement	70	—
Other	—	—
Total cash flows provided by (used in) financing activities	51	(15)
Effect of exchange rate changes on cash	1	5
Increase (decrease) in cash and equivalents	47	(126)
Cash and equivalents at beginning of period	439	536
Cash and equivalents at end of period	$486	$410

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2018	2017
Government Services	$11,133	$8,355
Technology	423	387
Hydrocarbons Services	1,596	1,822
Subtotal	13,152	10,564
Non-strategic Business	5	6
Total backlog	$13,157	$10,570

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $3.0 billion at March 31, 2018 and $7.2 billion at December 31, 2017. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $6.9 billion at March 31, 2018 and $125 million at December 31, 2017.

We estimate that as of March 31, 2018, 29% of our backlog will be executed within one year. Of this amount, 72% will be recognized in revenues on our condensed consolidated statement of operations and 28% will be recorded by our unconsolidated joint ventures. As of March 31, 2018, $107 million of our backlog relates to active contracts that are in a loss position.

As of March 31, 2018, 8% of our backlog was attributable to fixed-price contracts, 69% was attributable to PFIs and 23% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2018, $10.4 billion of our GS backlog was currently funded by our customers.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted EBITDA

We evaluate performance based on Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision (benefit) for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA for each of the three months ended March 31, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because Adjusted EBITDA for each such period excludes certain amounts not excluded in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes that Adjusted EBITDA for each of the three months ended March 31, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts net income attributable to KBR for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EBITDA affords investors a view of what management considers KBR's core performance for each of the three months and fiscal years ended March 31, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended March 31,
Dollars in millions	2018	2017

Net Income Attributable to KBR	$138	$37

Add Back:
Interest expense	6	5
Provision for income taxes	34	13
Other non-operating expense	2	7
Depreciation and amortization	13	13

Consolidated EBITDA	$193	$75

Add Back:
Legacy legal fees	3	2
Acquisition and integration related costs	3	—
Gain on consolidation of Aspire entities	(115)	—

Adjusted EBITDA	$84	$77

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three months and fiscal years ended March 31, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS for each of the three months and fiscal years ended March 31, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three months and fiscal years ended March 31, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three months ended March 31, 2018 and 2017 by adjusting EPS for the items included in the table below. Adjusted EPS for each of the three months ended March 31, 2018 and 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

	Three Months Ended March 31,
	2018	2017
Diluted earnings per share:
Reported EPS	$0.97	$0.26

Adjustment:
Legacy legal costs	$0.01	$0.02
Acquisition and integration related costs	$0.02	$—
Amortization related to acquisitions	$0.01	$—
Aspire gain on consolidation	$(0.67)	$—

Adjusted EPS	$0.34	$0.28

We have calculated the Adjusted EPS for the 2018 guidance by adjusting EPS for the items included in the table below.

	Low	High
Diluted earnings per share:
EPS Guidance	$1.85	$1.95

Adjustments:
Legacy Legal Fees	$0.07	$0.07
Acquisition & Integration Related Expenses	$0.04	$0.04
Amortization Related to Aspire Acquisition	0.06	0.06
Aspire Gain on Consolidation	$(0.67)	$(0.67)

Adjusted EPS	$1.35	$1.45